Exhibit 10.11

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement ("Agreement") is effective as of July 1, 2010 between Gold Resource Corporation, a Colorado corporation (the “Company”), and David C. Reid (the “Executive”) (collectively, the “Parties”) and supercedes all prior contracts or agreements with respect to the Company, whether oral or written.

W I T N E S S E T H:

WHEREAS, the Company wishes to engage the Executive’s services upon the terms and conditions hereinafter set forth; and

WHEREAS, the Executive wishes to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual promises set forth below, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.           Employment; Duties.  The Company hereby agrees to employ the Executive effective as of the date first above written (the “Effective Date”) as its Vice President and the Executive hereby agrees to serve in such capacity.  The Executive’s principal area of responsibility shall be to serve as the vice president of the Company, and discharge the duties incident to that office.  The Executive shall at all times report to and take direction from the Board of Directors of the Company (the “Board of Directors”), and shall perform such additional duties, not inconsistent with his position, as shall be designated from time to time by the Company.

2.           Best Efforts.  The Executive agrees to use his best efforts to promote the interests of the Company and shall, except for illness, reasonable vacation periods and leaves of absence, devote his full business time and energies to the business and affairs of the Company.  The Executive shall be permitted to perform material outside business endeavors only with the approval of the Board of Directors, provided that such outside activities do not interfere with the performance of the Executive’s duties.  The Executive may also engage in work for charitable, benevolent, civic or educational purposes so long as such endeavors do not interfere with the Executive’s duties hereunder.

3.           Term of Agreement.  The term of this Agreement shall commence on the Effective Date and such term and the employment hereunder shall continue, unless earlier terminated in accordance with the provisions of Section 5, for a period of three years (the “Original Term”).  On each anniversary of this Agreement, the term of the Employee’s employment shall be automatically extended one additional year  unless, prior to 120 days before  such anniversary, the Employer shall have delivered to the Employee or the Employee shall have delivered to the Employer written notice that the term of the Employee’s employment hereunder will not be extended.   The period of employment of the Executive by the Company, commencing with the Effective Date and continuing until termination of the employment by expiration or notice hereunder, in accordance with Section 5 or otherwise, shall be known as the “Term of Employment.”

4.            Compensation.

4.1           Base Salary.  As compensation for the Executive’s services rendered hereunder, the Company shall pay to the Executive a base salary at an annual rate equal to four hundred twenty four thousand dollars ($424,000) (the “Base Salary”). The Base Salary shall be payable to the Executive on a monthly basis in accordance with the Company’s standard policies for management personnel.

4.2           Incentive Compensation.  With respect to each calendar year, or portion thereof, beginning with calendar year 2006, the Executive shall be eligible to receive incentive compensation, including but not limited to, bonuses, stock options and other perquisites provided by the Company to executives with comparable authority or duties (and in any event, not lesser than those provided to executives with junior authority or duties), payable solely in the discretion of the Board of Directors.

4.4           Benefits.  The Executive shall be entitled to participate in all benefit programs established by the Company and generally applicable to the Company’s executives, including group health and life insurance and vacation pay.  The Executive shall also be reimbursed for reasonable and necessary business expenses incurred in the course of his employment with the Company pursuant to Company policies established from time to time.  Reimbursement shall be made to the extent such expenses are deductible by the Company in accordance with applicable Internal Revenue Service rules.  The Employee shall be entitled to 5 weeks of paid vacation per year and all paid holidays.

4.5           Cellular Phone.  The Company shall, during the Term of Employment, provide the Executive with and pay for the Executive’s use of a cellular phone for business and reasonable personal use.

4.6           Office, Equipment and Assistance.   The Company shall provide for the Executive all facilities, equipment and services suitable to his position and adequate for the performance of his duties.  The Executive will be required to perform the services and duties described in Section 1 primarily at the Colorado Springs location of the Company.

5.            Termination of Employment Relationship.

5.1           Death.  This Agreement shall terminate immediately upon the death of the Executive.  In such event, Employer shall pay Employee’s estate an amount equal to one year’s Base Salary, such amount being payable within three months after his death.

5.2           Disability.  This Agreement shall not terminate upon the temporary disability of the Employee, but the Employer may terminate this Agreement upon permanent disability of the Employee.   In such event, Employer shall pay Employee an amount equal to two years Base Salary, such amount being payable within three months after such termination, such amount being reduced by any disability insurance thereafter to be received by Employee for which the Employer pays all the premiums and of which Employee is the beneficiary. The Board of Directors shall make a determination of the Total Disability of the Executive based upon the definition of disability contained in any disability insurance policy owned by the Company and insuring against the disability of the Executive, and if the Company does not have such a policy, then by reference to any policy owned by the Executive.  If no such policy exists or if such policy does not comply with the provisions of Section 409A, Total Disability shall be based upon the inability of the Executive to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  Any such determination by the Board of Directors shall be evidenced by its written opinion delivered to the Executive.  Such written opinion shall specify with particularity the reasons supporting such opinion and be manually signed by at least a majority of the Board of Directors.

5.3           Termination by the Company.  This Agreement may be terminated by the Company for “Cause” and, in such event, the term of employment shall terminate at the termination date designated by the Company.  For the purpose of this paragraph, “Termination for Cause” or “Cause” shall include the following:

(a)           A finding by a court of breach of fiduciary duty or conviction of criminal conduct by the Executive, in either case after all rights of appeal have expired or such appeals have been exhausted,  having the effect of materially adversely affecting the Company and/or its reputation;

(b)           Failure by the Executive to substantially perform his duties hereunder;

(c)           Engagement by the Executive in the use of narcotics or alcohol to the extent that the performance of his duties is materially impaired;

(d)           Material breach of the terms of this Agreement by the Executive or failure to substantially comply with proper instructions of the Board of Directors;

(e)           Willful misconduct by the Executive which is materially injurious to the Company, other than business decisions made in good faith; or

(f)           Any act or omission on the part of the Executive not described above, but which constitutes material and willful misfeasance, malfeasance, or gross negligence in the performance of his duties to the Company.

5.4           Termination by the Executive.  The Executive may terminate this Agreement for “Good Reason.”  For purposes of this paragraph, Good Reason shall mean:

(a)           Any assignment to the Executive of any duties materially inconsistent with the position described in Section 1 hereof;

(b)           Any material diminution of the duties of the Executive then-existing without the written consent of the Executive;

(c)           Any removal of the Executive from, or failure to re-elect the Executive to, the positions described in Section 1 hereof without the Executive’s written consent, except in connection with termination of the Executive pursuant to Section 5.1 or 5.2 hereof;

(d)           A reduction in the Executive’s rate of compensation, or a reduction in the Executive’s fringe benefits, moving the Company’s headquarters from Colorado Springs or any other failure of the Company to comply with Section 4 of this Agreement;

(e)           Other material breach of this Agreement by the Company; or

(f)            Following a “Change in Control,” defined below.

A “Change of Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Company; (ii) the sale of 30% or more of the outstanding voting securities of the Company in a single transaction or a series of transactions occurring during a period of not more than twelve months; (iii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation; or (iv) the Company shall sell more than 51% of the fair market value of its assets to another corporation which is not a wholly owned subsidiary.

Any termination by the Board of Directors pursuant to Section 5.2 or by the Executive pursuant to Section 5.3 shall be communicated by written Notice of Termination to the other Party hereto.  Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

The Executive’s obligations under Section 6 regarding confidentiality shall survive any termination of this Agreement by the Executive, by the Company or otherwise.

5.4           Payment Upon Termination.

(a)           If this Agreement is terminated by the Company for Cause, or the Executive resigns without Good Reason, during the Term of Employment, the Executive shall not be entitled to severance pay of any kind but shall be entitled to be reimbursed for all reasonable business expenses incurred by the Executive and shall be paid the Base Salary earned by the Executive prior to the effective date of termination or resignation, and all obligations of the Company under Section 4 hereof shall terminate upon the designated termination date, except to the extent otherwise required by law.

(b)           In the event that the Executive is terminated without Cause or the Executive resigns with Good Reason, the Company shall pay the Executive thirty-five (35) months Base Salary at the rate prevailing for the Executive immediately prior to such termination as severance pay, payable in accordance with Company’s normal payroll.  The Executive shall also be entitled to receive benefits to which he was entitled immediately preceding the date of termination for a similar 35 month period, including but not limited to health and dental insurance.  Notwithstanding the foregoing, the timing of the payments described in this subsection (b) of section 5.4 may be modified if, and only if, necessary to comply with the provisions of Section 409A of the Internal Revenue Code such that the amounts payable to the Executive are paid to him in the year in which such income is required to be included in his gross income for tax purposes.

(c)           The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and other guidance promulgated thereunder or an exemption from 409A.  Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (as described in Section 409A) on the date of his termination, any amount to which the Executive would otherwise be entitled during the first six (6) months following separation of service that constitutes nonqualified deferred compensation within the meaning of Section 409A and that is therefore not exempt from Section 409A as involuntary separation pay or a short-term deferral will be accumulated and paid in a single lump sum cash payment (without interest) on the earlier of (i) the first business day of the seventh (7th) month following the date of such “separation from service” (as defined under Section 409A) or (ii) the date of the Executive’s death, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder shall be construed as a separate identified payment for purposes of Section 409A.

6.            Confidentiality and Non-Disclosure.

                6.1          Confidential Information.  The Executive and the Company recognize that due to the nature of his engagements in this Agreement, and the relationship of the Executive to the Company, the Executive has had access to and has acquired, will have access to and will acquire, and has assisted in and may assist in developing, confidential and proprietary information relating to the business and operations of the Company and its affiliates, including trade secrets as defined in the Colorado Uniform Trade Secrets Act and information with respect to their present and prospective products, services, systems, software, customers, agents, processes, and sales and marketing methods.  The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Company and its affiliates and that disclosure of it to or its use by others could cause substantial loss to the Company.  The Executive will keep confidential any trade secrets or confidential or proprietary information of the Company and its affiliates which are now known to him or which hereafter may become known to him as a result of his employment or association with the Company and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company or its affiliates during and at all times after the expiration of the Term of Employment.

6.2         Remedy.  In the event of a breach or threatened breach by the Executive of any of the provisions of this Section 6, the Company shall be entitled to injunctive relief, restraining the Executive and any business, firm, partnership, individual, corporation, or entity participating in such breach or attempted breach, from engaging in any activity which would constitute a breach of this Section 6.  Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.  The provisions of this Section 6 shall survive the termination of this Agreement and the termination of the Executive’s employment.

7.           Miscellaneous.

7.1         Assignability.  The Executive may not assign his rights and obligations under this Agreement without the prior written consent of the Company, which consent may be withheld for any reason or for no reason.

7.2         Severability.  In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.

7.3         Entire Agreement.  This Agreement, and any attachments hereto, constitute the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements or understandings among the Parties hereto with respect to the subject matter hereof.

7.4         Amendments.  This Agreement shall not be amended or modified except by a writing signed by both Parties hereto.

7.5         Waiver.  The failure of either Party at any time to require performance of the other Party of any provision of this Agreement shall in no way affect the right of such Party thereafter to enforce the same provision, nor shall the waiver by either Party of any breach of any provision hereof be taken or held to be a waiver of any other or subsequent breach, or as a waiver of the provision itself.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado without regard to the conflict of laws of such State.  The benefits of this Agreement may not be assigned nor any duties under this Agreement be delegated by the Executive without the prior written consent of the Company, except as contemplated in this Agreement.  This Agreement and all of its rights, privileges, and obligations will be binding upon the Parties and all successors and agreed to assigns thereof.

7.6         Binding Agreement.  This Agreement shall be effective as of the date hereof and shall be binding upon and inure to the benefit of the Executive, his heirs, personal and legal representatives, guardians and permitted assigns.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon any successor or assignee of the Company, including any entity that may be merged with or into the Company.

7.7          Headings.  The headings or titles in this Agreement are for the purpose of reference only and shall not in any way affect the interpretation or construction of this Agreement.

7.8          No Conflict.  The Executive represents and warrants that he is not subject to any agreement, order, judgment or decree of any kind which would prevent him from entering into this Agreement or performing fully his obligations hereunder.

7.9          Survival.  The rights and obligations of the Parties shall survive the Term of Employment to the extent that any performance is required under this Agreement after the expiration or termination of such Term of Employment.

7.10        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

7.11        Notices.  Any notice to be given hereunder by either Party to the other may be effected in writing by personal delivery, or by mail, certified with postage prepaid, or by overnight delivery service.  Notices sent by mail or by an overnight delivery service shall be addressed to the Parties at the addresses appearing following their signatures below, or upon the employment records of the Company but either Party may change its or his address by written notice in accordance with this paragraph.

7.12        Opportunity to Consult Counsel.  The Parties hereto represent and agree that, prior to executing this Agreement, each has had the opportunity to consult with independent counsel concerning the terms of this Agreement.

7.13        Attorney Fees.  In the event of any dispute, arbitration, litigation between the Parties or proceeding before any court of competent jurisdiction, the prevailing Party shall be entitled to reasonable attorney fee, costs and expenses.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have properly and duly executed this Agreement to be effective as of the date first written above.

THE COMPANY: Gold Resource Corporation

By:	/s/ William W. Reid
Name:	William W. Reid
Title:	Chief Executive Officer

EXECUTIVE:

/s/ David C. Reid
David C. Reid 537 Steele Street Denver, CO 80206